Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media Relations	Robin Keegan	904-357-9194

For release at 8 a.m. EST

Rayonier Reports 2009 Results

JACKSONVILLE, Fla., Jan. 26, 2010 – Rayonier (NYSE:RYN) today reported fourth quarter 2009 net income of $98 million, or $1.21 per share. For the full year, net income totaled $313 million, or $3.91 per share.

These results include a special item for earnings related to the alternative fuel mixture credit (“AFMC”) of $64 million, or 79 cents per share, for the fourth quarter and $193 million, or $2.41 per share, for the full year. Excluding the AFMC, fourth quarter earnings were $33 million, or 42 cents per share, compared to $43 million, or 55 cents per share, in the prior year period. Earnings for full year 2009, excluding the AFMC, were $120 million, or $1.50 per share, compared to $149 million, or $1.87 per share, in 2008.

Cash provided by operating activities was $307 million for 2009 compared to $340 million in 2008. Cash available for distribution1 (CAD) was $230 million compared to $213 million in 2008. (See Schedule D for more details.)

“We performed well in 2009 despite the difficult economic conditions facing our timber and real estate operations. Strong earnings in Performance Fibers along with a solid balance sheet and conservative debt levels provided significant operating flexibility,” commented Lee M. Thomas, chairman, president and chief executive officer.

“In Timber, we deferred harvesting higher-value sawtimber until markets improve to preserve value for the future, while in Real Estate, we sold only those non-strategic properties where we could realize attractive returns. Overall, we generated strong cash flow in 2009, with cash available for distribution above 2008 levels, and well in excess of our $2.00 per share dividend.”

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Timber

In the fourth quarter, sales of $34 million were $19 million below 2008, while operating income of $7 million declined $3 million. Full year sales of $159 million declined $40 million from 2008, while operating income of $7 million decreased $24 million.

In the Eastern region, sales and operating income decreased from the prior year periods due to weaker sawlog markets and a sales mix shift from sawtimber to lower-priced pulpwood. The impact on prices and volumes was partially offset by lower depletion and logging costs.

In the Western region, full year sales and operating income decreased from 2008 as weak demand and planned harvest reductions negatively impacted prices and volumes. In the fourth quarter, however, operating results improved from the prior year period as lower sales prices and volumes were offset by decreased logging and transportation costs.

In December of 2009, our New Zealand joint venture, Matariki Forestry Group (Matariki), signed an agreement to sell a 35 percent interest in the joint venture to a new investor. Consummation of this transaction is subject to approval from the New Zealand Overseas Investment Office, which is expected in the first quarter of 2010. Upon closing, Rayonier’s ownership interest in Matariki will decline from 40 percent to 26 percent. Rayonier will continue to manage the joint venture.

Real Estate

Sales of $11 million were $37 million below fourth quarter 2008, while operating income of $5 million declined $25 million. As expected, there were no significant non-strategic timberland sales in the fourth quarter of 2009 compared to 28,000 acres sold in the prior year period. However, rural acres sold were above the prior year period.

Full year sales of $101 million were $26 million below 2008, while operating income of $56 million decreased $24 million, driven by lower per acre prices primarily due to soft markets and sales mix. Non-strategic timberland prices remained solid although below their 2008 peak.

Performance Fibers

For the quarter, sales of $241 million were $16 million above the prior year period, while operating income of $59 million increased $27 million. The improvement is primarily due to lower production and transportation costs as well as higher cellulose specialties prices and volumes, somewhat offset by a decline in fluff prices.

For the year, sales of $839 million were $41 million above 2008, while operating income increased $35 million to $184 million. Higher cellulose specialties prices driven by strong customer demand were partially offset by a decline in absorbent materials prices and lower cellulose specialties volumes.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Other Items

Excluding the impact of the AFMC, Corporate and other expenses were $10 million for the quarter and $28 million for full year 2009. Fourth quarter expenses increased $3 million from the prior year period primarily due to higher stock-based and other incentive compensation expense. However, for the year, expenses declined $2 million.

Interest and other expenses for the fourth quarter were comparable to the prior year period, but were $2 million above the full year as higher average debt balances more than offset lower interest rates.

The fourth quarter effective tax rate before discrete items was 20.2 percent in 2009 and 14.0 percent in 2008. For the year, the effective tax rate before discrete items was 21.6 percent in 2009 and 15.0 percent in 2008. The increased rates in 2009 were due to proportionately higher earnings from the taxable REIT subsidiary (“TRS”).

Including discrete items, the effective tax rates for the quarter and year were 9.0 percent and 12.9 percent compared to 13.0 percent and 16.5 percent in 2008, respectively.

In 2009, $20 million of the AFMC was used to offset the TRS’ federal estimated income tax payments. An additional $15 million is expected to be applied against income tax liabilities during 2010; a cash refund for the remaining $180 million of the AFMC is anticipated to be received in 2010 after filing of the 2009 tax return.

Outlook

“We are encouraged by recent timber price improvement and continued strength in pulpwood demand. In Real Estate, we expect increased interest in rural, conservation and non-strategic properties. In Performance Fibers, we anticipate continued solid demand for cellulose specialties and absorbent materials,” said Thomas.

“Accordingly, we expect this year’s Timber and Real Estate results to exceed 2009 and Performance Fibers results to be comparable. Overall, we anticipate earnings and cash available for distribution to be above 2009 which, along with our strong balance sheet and significant liquidity, position us well for future growth opportunities,” Thomas concluded.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Further Information

A conference call will be held on Tuesday, Jan. 26, 2010 at 2 p.m. EST to discuss these results. Interested parties are invited to listen to the live webcast by logging on to www.rayonier.com and following the link. Investors may also choose to access the conference call by dialing (888) 790-3052, password: Rayonier. Financial presentation materials are available at the Web site. A replay will be available on the site shortly after the call.

For further information, visit the company’s Web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

[1]	Cash available for distribution (CAD) is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company’s holdings include approximately 200,000 acres with residential and commercial development potential along the fast-growing Interstate 95 corridor between Savannah, Georgia, and Daytona Beach, Florida. Its Performance Fibers business is one of the world’s leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company’s sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this document regarding anticipated financial outcomes including earnings guidance, if any, business and market conditions, outlook and other similar statements relating to Rayonier’s future financial and operational performance, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “anticipate” and other similar language. Forward-looking statements are not guarantees of future performance and undue reliance should not be placed on these statements.

The following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the effect of the current economic downturn, which is impacting many areas of our economy, including the housing market, availability and cost of credit, pricing of raw materials and energy and demand for our products and real estate; the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; changes in energy and raw material prices, particularly for our Performance Fibers and wood products businesses; impacts of the rising cost of fuel, including the cost and availability of transportation for our products, both domestically and internationally, and the cost and availability of third party logging and trucking services; unanticipated equipment maintenance and repair requirements at our manufacturing facilities; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, including laws regarding air emissions and water discharges, remediation of contaminated sites, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products and raw materials such as wood, energy and chemicals; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; the ability to complete like-kind exchanges of property; changes in key management and personnel; our ability to continue to qualify as a REIT and to fund distributions using cash generated through our taxable REIT subsidiaries; and changes in tax laws that could reduce the benefits associated with REIT status, or the alternative fuel mixture credit discussed in this document.

In addition, specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; the current downturn in the housing market, the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.

Additional factors are described in the company’s most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

# # #

50 N. Laura Street, Jacksonville, FL 32202	904-357-9100

RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

December 31, 2009 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Sales	$309.8	$300.6	$364.5	$1,168.6	$1,271.0

Costs and expenses
Cost of sales	241.9	231.8	291.1	914.8	991.9
Selling and general expenses	17.7	16.0	16.5	62.6	64.5
Other operating income, net (a)	(70.7)	(58.3)	(6.5)	(218.3)	(11.8)

Operating income (a)	120.9	111.1	63.4	409.5	226.4
Interest expense	(14.8)	(12.8)	(13.3)	(52.5)	(50.7)
Interest and other income, net	1.2	0.3	(0.2)	1.8	2.3

Income before taxes	107.3	98.6	49.9	358.8	178.0
Income tax expense	(9.6)	(17.5)	(6.5)	(46.3)	(29.4)

Net income	$97.7	$81.1	$43.4	$312.5	$148.6

Income per Common Share:
Basic
Net income	$1.23	$1.03	$0.55	$3.95	$1.89

Diluted
Net income	$1.21	$1.01	$0.55	$3.91	$1.87

Pro forma net income (b)	$0.42	$0.40	$0.55	$1.50	$1.87

Weighted average Common
Shares used for determining
Basic EPS	79,337,212	79,145,323	78,690,532	79,052,479	78,476,635

Diluted EPS	80,450,741	80,107,115	79,406,271	80,020,300	79,429,233

(a)	Includes $63.5 million and $55.8 million for the alternative fuel mixture credit for the three months ended December 31, 2009 and September 30, 2009, respectively, and $205.2 million for the year ended December 31, 2009.

(b)	Pro forma net income excludes earnings for the alternative fuel mixture credit of $0.79 per share and $0.61 per share for the three months ended December 31, 2009 and September 30, 2009, respectively, and $2.41 per share for the year ended December 31, 2009. Pro forma net income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

-A-

RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

December 31, 2009 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2009		December 31, 2008
Assets
Cash and cash equivalents	$75.0		$61.7
AFMC receivable, net	192.4		—
Other current assets	242.3		217.3
Timber and timberlands, net of depletion and amortization	1,188.6		1,255.0
Property, plant and equipment	1,427.1		1,393.6
Less - accumulated depreciation	(1,082.2)		(1,042.8)

Net property, plant and equipment	344.9		350.8
Investment in New Zealand JV	51.0		43.0
Other assets	159.7		154.1

	$2,253.9		$2,081.9

Liabilities and Shareholders’ Equity
Current liabilities	$175.4		$159.6
Long-term debt	695.0		746.6
Non-current liabilities for dispositions and discontinued operations	87.9		96.4
Other non-current liabilities	150.3		140.4
Shareholders’ equity	1,145.3		938.9

	$2,253.9		$2,081.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
	2009		2008
Cash provided by operating activities:
Net income	$312.5		$148.6
Depreciation, depletion, amortization	158.4		168.2
Non-cash basis of real estate sold	7.6		11.1
Other non-cash items included in income	24.5		33.4
Changes in working capital and other assets and liabilities	(195.7	)(a)	(21.1)

	307.3		340.2

Cash used for investing activities:
Capital expenditures	(91.7)		(104.8)
Purchase of timberlands and real estate	—		(234.0)
Change in restricted cash	1.4		8.5
Other	(2.4)		(0.1)

	(92.7)		(330.4)

Cash used for financing activities:
(Repayments)/Borrowings of debt, net and issuance costs	(44.8)		21.1
Dividends paid	(158.2)		(157.0)
Issuance of common shares	11.1		8.3
Repurchase of common shares	(1.4)		(3.9)
Excess tax benefits from equity-based compensation	2.7		3.2
Purchase of exchangeable note hedge	(23.5)		—
Proceeds from issuance of warrant	12.5		—

	(201.6)		(128.3)

Effect of exchange rate changes on cash	0.3		(0.9)

Cash and cash equivalents:
Change in cash and cash equivalents	13.3		(119.4)
Balance, beginning of year	61.7		181.1

Balance, end of year	$75.0		$61.7

(a)	Includes $193.2 million of working capital increases for the alternative fuel mixture credit.

-B-

RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

December 31, 2009 (unaudited)

(millions of dollars)

	Three Months Ended			Year Ended
	December 31, 2009	September 30, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Sales
Timber	$34.2	$46.5	$53.7	$159.2	$199.1
Real Estate	11.0	21.9	48.0	101.0	126.8
Performance Fibers
Cellulose specialties	193.9	173.1	163.0	658.4	599.5
Absorbent materials	47.3	43.7	62.5	180.4	198.1

Total Performance Fibers	241.2	216.8	225.5	838.8	797.6

Wood Products	13.0	13.3	19.0	50.6	86.4
Other Operations	15.1	8.5	18.6	38.2	61.4
Intersegment Eliminations	(4.7)	(6.4)	(0.3)	(19.2)	(0.3)

Total sales	$309.8	$300.6	$364.5	$1,168.6	$1,271.0

Pro forma operating income/(loss) (a)
Timber	$7.3	$1.0	$10.7	$6.5	$30.8
Real Estate	4.7	12.8	29.9	56.1	80.3
Performance Fibers	58.6	49.5	31.8	183.6	148.6
Wood Products	(2.8)	(2.0)	(3.8)	(10.9)	(6.4)
Other Operations	(0.4)	(1.3)	2.0	(3.1)	3.0
Corporate and other	(10.0)	(4.7)	(7.2)	(27.9)	(29.9)

Pro forma operating income (a)	$57.4	$55.3	$63.4	$204.3	$226.4

(a)	Corporate and other excludes $63.5 and $55.8 million of operating income related to the alternative fuel mixture credit for the three months ended December 31, 2009 and September 30, 2009, respectively, and $205.2 million for the year ended December 31, 2009. Pro forma operating income is a non-GAAP measure, see Schedule D for a reconciliation to the nearest GAAP measure.

-C-

RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

December 31, 2009 (unaudited)

(millions of dollars, except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):

	Year Ended
	December 31, 2009	December 31, 2008
Cash provided by operating activities	$307.3	$340.2
Capital expenditures (b)	(91.7)	(104.8)
Change in committed cash	17.0	(10.0)
Like-kind exchange tax benefits on real estate sales (c)	—	(12.1)
Other	(2.4)	(0.1)

Cash Available for Distribution	$230.2	$213.2

(a)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending, the tax benefits associated with certain strategic acquisitions, the change in committed cash, and other items which include cash provided by discontinued operations, proceeds from matured energy forward contracts and the change in capital expenditures purchased on account. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing.

(b)	Capital spending excludes strategic acquisitions.

(c)	Represents taxes that would have been paid if the Company had not completed LKE transactions.

PRO FORMA OPERATING INCOME AND NET INCOME:

	Three Months Ended
	December 31, 2009		September 30, 2009		December 31, 2008
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$120.9		$111.1		$63.4
Alternative Fuel Mixture Credit	(63.5)		(55.8)		—

Pro Forma Operating Income	$57.4		$55.3		$63.4

Net Income	$97.7	$1.21	$81.1	$1.01	$43.4	$0.55
Alternative Fuel Mixture Credit	(64.3)	(0.79)	(49.1)	(0.61)	—	—

Pro Forma Net Income	$33.4	$0.42	$32.0	$0.40	$43.4	$0.55

			Year Ended
			December 31,		December 31,
			2009		2008
			$	Per Diluted Share	$	Per Diluted Share
Operating Income			$409.5		$226.4
Alternative Fuel Mixture Credit			(205.2)		—

Pro Forma Operating Income			$204.3		$226.4

Net Income			$312.5	$3.91	$148.6	$1.87
Alternative Fuel Mixture Credit			(192.8)	(2.41)	—	—

Pro Forma Net Income			$119.7	$1.50	$148.6	$1.87

-D-